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                                                                    EXHIBIT 10.1

                      [LETTERHEAD OF LUCENT TECHNOLOGIES]

July 17, 1998

Mr. Henry C. Hirsch
CEO, President and Chairman
Advanced Radio Telecom Corp.
500-108th Avenue N.E., Suite 2600
Bellevue, WA 98004

Re:     Working Capital Financing and Amendments to Vendor Financing
        ------------------------------------------------------------

Dear Mr. Hirsch:

Reference is made to the Commitment Letter dated April 27, 1998 (the "Existing Commitment Letter"), between Advanced Radio Telecom Corp. ("ART", the "Borrower" or you) and Lucent Technologies Inc. ("Lucent", the "Vendor" or we). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Existing Commitment Letter.

You have advised Lucent that the Borrower has need for temporary working capital financing in the amount of up to $25,000,000. You have requested that Lucent provide such working capital financing (the "Working Capital Facility"), and Lucent is hereby pleased to provide you with a commitment in respect of the Working Capital Facility. Attached hereto as Exhibit A to this letter are
                                             ---------
Supplemental Terms and Conditions (the "Supplemental Term Sheet") setting forth the principal terms and conditions agreed to by you and us, pursuant and subject to which the Vendor is willing to make the Working Capital Facility available and the Borrower is willing to incur and repay the financing described therein.

You have also requested that Lucent amend certain of the terms and conditions under which Lucent proposes to provide Purchase Money Loans as provided in the Term Sheet. Lucent is hereby pleased to amend the Term Sheet in the manner set forth in the Supplemental Term Sheet.

The agreements, commitment and amendments to the Term Sheet set forth in this letter are subject to the conditions, and the continued effectiveness of all of the agreements, representations, covenants and indemnities, set forth in the

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                                      -2-
Mr. Hirsch                                                       July 17, 1998

Existing Commitment Letter. The terms and conditions of the Working Capital Facility are not limited to those set forth herein and in the Existing Commitment Letter and the Supplemental Term Sheet, and matters not covered by the provisions hereof and of the Existing Commitment Letter and the Supplemental Term Sheet are subject to the reasonable approval and agreement of Lucent and ART.

This letter shall not be assignable by you or us without the other party's prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter may not be amended or waived except by an instrument in writing signed by you and us. This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Supplemental Term Sheet by returning to us executed counterparts hereof, not later than 5:00 p.m., New York City time, on July 21, 1998, failing which Lucent's commitment and agreements herein will expire at such time.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

                                       Very truly yours,

                                       LUCENT TECHNOLOGIES INC.

                                       By: /s/ Leslie L. Rogers
                                          --------------------------
                                          Name: Leslie L. Rogers
                                          Title: Managing Director

Accepted and agreed to as of
the date first written above by:

ADVANCED RADIO TELECOM CORP.

By: /s/ H.C. Hirsch
   -----------------------
   Name: H.C. Hirsch
   Title: Chairman, President & CEO

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                                                                       EXHIBIT A




                         ADVANCED RADIO TELECOM CORP.

                       Supplemental Terms and Conditions
                       ---------------------------------

     This Term Sheet supplements the Term Sheet attached as Exhibit A (the "Original Term Sheet") to the Commitment Letter dated April 27, 1998 (the
 -------------------
"Commitment Letter") between Lucent Technologies Inc. and Advanced Radio Telecom
 -----------------
Corp. Capitalized terms used and not otherwise defined herein are used with the meanings specified in the Commitment Letter and the Original Term Sheet. This Term Sheet summarizes the terms and conditions under which Lucent proposes to provide working capital loans ("Working Capital Loans") to the Borrower in addition to loans (the "Purchase Money Loans") under the Facility contemplated by the Original Term Sheet and amends certain of the terms and conditions under which Lucent proposes to provide Purchase Money Loans.

Borrower:                                    ART

Lender(s):                                   Initially Lucent, subject to
                                             Lucent's right to make assignments
                                             as set forth in the Original Term
                                             Sheet.

Facility:                                    Working Capital Loans would be
                                             available on a revolving basis in
                                             an aggregate principal amount at
                                             any time outstanding not to exceed
                                             $25,000,000. Availability of the
                                             Working Capital Loans would be
                                             subject to satisfaction of all
                                             conditions precedent to closing
                                             referred to herein and in the
                                             Original Term Sheet (including
                                             execution and delivery of
                                             definitive documentation in respect
                                             of the Purchase Money Loans), other
                                             than receipt of the Initial
                                             Capital.

Documentation and
Security:                                    The Working Capital Loans would be
                                             documented pursuant to loan
                                             documentation separate from the

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                             Facility for the Purchase Money Loans. The Working
                             Capital Loans will be unsecured.

Interest Rate:               At the option of ART, one month Adjusted LIBOR plus
                             5.00%, or Base Rate plus 4.00%. The interest rate applicable to Working Capital Loans will increase by 50 basis points per annum effective on the last day of each calendar month after December 31, 1998, until all Working Capital Loans have been fully repaid and all lending commitments in respect thereof have terminated.

Interest Payments:           Interest on Working Capital Loans will be payable
                             in cash on each applicable Interest Payment Date and will not be subject to deferral.

Maturity:                    June 30, 1999. At ART's request, the maturity date
                             may be extended by Lucent in its sole discretion for one month increments to a date not later than the date that is the first anniversary of the Closing Date. In addition, the initial $10,000,000 of Purchase Money Loans (the "Initial Purchase
                             Money Loans") will mature on March 31, 1999, unless
                             (a) the conditions precedent to closing referred to in the Original Term Sheet (including receipt of the Initial Capital) have been fulfilled, in which case the outstanding Initial Purchase Money Loans will remain outstanding as Purchase Money Loans, or
                             (b) the Initial Purchase Money Loans are extended by Lucent in its sole discretion for one month increments to a date not later than the date that is the first anniversary of the Closing Date.

Availability of
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Purchase Money Loans:   The Commitments to make Purchase Money Loans will become
                        available after the Borrower has received net cash proceeds from Initial Capital which total at least $50,000,000 and will be available in an amount equal to the lesser of (a) an amount equal to 200% of such net cash proceeds and (b) $200,000,000, subject to increase as provided in the Original Term Sheet under the heading "Facility Increase."

Mandatory Repayment:    All Working Capital Loans must be repaid and all lending
                        commitments in respect thereof will terminate upon the consummation by ART of any debt or equity financing, other than the borrowing of Initial Purchase Money Loans and other financings aggregating less than $50,000,000.

Optional Prepayment:    Same as for Purchase Money Loans.

Use of Proceeds:        Working capital purposes, including payment of accrued
                        interest on Working Capital Loans but excluding the purchase of equipment or services from any vendor or supplier other than Lucent if such equipment or services are available from Lucent.

Conditions Precedent
to Each Loan:           Same as for Purchase Money Loans, other than receipt of
                        the Initial Capital. Additionally, availability of
                        Working Capital Loans in excess of $10,000,000 will be
                        subject to certain additional conditions to be agreed,
                        relating to the achievement of certain milestones
                        subsequent to September 30, 1998.
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                                                                               4

Representations,
Covenants, Events of
Default, Etc.:          Substantially the same as those applicable to Purchase
                        Money Loans, with more limited baskets and exceptions appropriate to the period during which Working Capital
                        Loans are to be outstanding.

Warrants:               On the date of execution of the letter agreement between
                        Lucent and ART to which this Term Sheet is attached,
                        Lucent will be deemed to have fully earned warrants to
                        purchase shares of common stock of ART representing 0.5%
                        of ART's outstanding common stock on a fully diluted
                        basis (and ART agrees to execute such warrants promptly
                        following preparation thereof before any other
                        definitive documentation for the Working Capital
                        Facility is prepared or negotiated). On the Closing
                        Date, Lucent will receive warrants (together with the
                        warrants referred to in the preceding sentence, the
                        "Initial Warrants") to purchase shares of common stock
                        of ART representing an additional 0.5% of ART's
                        outstanding common stock on a fully diluted basis. The
                        Initial Warrants will have an initial exercise price of
                        one cent ($0.01) per share (subject to adjustment
                        pursuant to anti-dilution provisions). Additionally,
                        Lucent will receive warrants (the "Additional Warrants"
                        and, together with the Initial Warrants, the "Warrants")
                        to purchase an additional 0.23% of ART's common stock on
                        a fully diluted basis for each $2,500,000 of Working
                        Capital Loans actually drawn. The Additional Warrants
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                                                                               5


                        will have an initial exercise price per share equal to the market price per share of ART's common stock as of the Closing Date (determined based on the average of the closing prices quoted in The Wall Street Journal for the 15 most recent trading days prior to the Closing Date). All the Warrants will be transferable, will have a term of ten years and will have anti-dilution provisions satisfactory to Lucent. ART will enter into a registration rights agreement pursuant to which the holders of the Warrants (and any common stock issued upon exercise thereof) will be entitled to one demand shelf registration right and unlimited "piggyback" registration rights, at ART's expense; provided that
                                                               --------
                        (i) such registration rights shall not conflict with or impair the registration rights granted by ART under its Second Restated and Amended Registration Rights Agreement dated July 3, 1996 and (ii) such demand registration right may not be exercised with respect to any securities that the holder is entitled to sell pursuant to Rule 144(k) under the Securities Act of 1933.

Expenses:               The Borrower shall pay all of the costs and expenses
                        incurred by Lucent (including the fees and expenses of
                        legal counsel to Lucent) in connection with the
                        preparation, execution and delivery of documentation
                        relating to the facilities for both the Working Capital
                        Loans and Purchase Money Loans (including the
                        Warrants). The Borrower shall not be required to pay
                        such fees and expenses if definitive documentation is
                        not
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                                                                               6

                             executed and delivered by the Borrower in respect of either of such credit facilities, but will be required to pay all such costs and expenses if any definitive documentation is executed and delivered by the Borrower in respect of either such credit facility. Further, the limitations set forth in the letter from Cravath, Swaine & Moore dated April 22, 1998, shall not apply to fees related to documentation in respect of the Working Capital Loans and Warrants.

Governing Law:               New York.